Exhibit 4.2

BHP Billiton Limited

Long Term Incentive Plan

Approved by shareholders at the AGMs on 24.10.13 and 21.11.13

Long Term Incentive Plan

Table of Contents
1.	Purpose	1

2.	Definitions and interpretation	1

3.	Invitation to participate	5

4.	Performance Hurdles	6

5.	Performance Shares	7

6.	Restrictions on dealing	8

7.	Other provisions	9

8.	Leaver Provisions	10

9.	Preventing inappropriate benefits	12

10.	Forfeiture	13

11.	Takeover, Reconstruction and Winding Up	13

12.	Variation of Awards	14

13.	Administration of the LTIP	14

14.	Amendments	15

15.	Issue limitations	17

16.	No interest or right until Award, vesting or exercise	17

17.	Ranking and Listing	17

18.	Law, Listing Rules and the Constitution	18

19.	Rights of Participants	18

20.	Termination and suspension	18

21.	General	19

i

Long Term Incentive Plan

BHP Billiton Limited

Long Term Incentive Plan

1.	Purpose

(a)	The LTIP is an integral part of the Company’s overall approach to competitive performance-based remuneration.

(b)

The LTIP is designed to develop a clear line of sight between business objectives and reward. It is intended to bind members of the senior management team at BHP Billiton through a global performance reward arrangement which ensures his or her focus on the achievement of the global business strategy of BHP Billiton, while providing equity in employee reward throughout the global business.

(c)

The LTIP is a long term incentive aimed at creating a stronger link between employee performance and reward and increasing shareholder value by enabling Participants to have a greater involvement with, and share in the future growth and profitability of, the Company.

2.	Definitions and interpretation

2.1	Definitions

In this LTIP the following terms have the following meanings:

Allocate means:

(a)	the issue of a Share for the benefit of;

(b)	procuring the transfer of a Share (via the purchase on-market or via an off-market transfer) to or for the benefit of; or

(c)	procuring the holding of a Share as bare nominee for and on behalf of,

a Participant (or his or her personal representative).

ASX means ASX Limited (ABN 98 008 624 691) or the exchange operated by ASX Limited, as the context requires.

Award means the grant of a Performance Share to a Participant under the LTIP, including any entitlement to a Dividend Equivalent Payment under clause 7.3.

Board means the board of directors of the Company from time to time.

Business Day means any day on which the ASX is open for trading.

Close Period has the meaning set out in the Securities Dealing Code.

Company means BHP Billiton Limited (ABN 49 004 028 077) whose registered office is at 171 Collins Street, Melbourne, Victoria, Australia.

Companies Act 2006 means the United Kingdom Companies Act 2006.

Long Term Incentive Plan

Competitor means any business that competes with the Group or Plc Group during the vesting period of Performance Shares.

Constitution means the constitution of the Company.

Control Event means:

(a)	either:

(i)	a change of control of the Company within the meaning of section 50AA of the Corporations Act; or

(ii)	transactions have occurred or will occur which have resulted in or will or are highly likely to result in:

(A)	changes in the identity of more than one half of the existing Board members; or

(B)	the appointment of new Board members such that more than one half of the Board is newly appointed; or

(C)

persons who were entitled to cast more than one half of the votes that could be cast at a Board meeting prior to the changes occurring not being entitled to cast more than one half of the votes after the changes have occurred, which the Board determines in its discretion, acting reasonably, to constitute or be equivalent to a change of control for the purposes of the LTIP;

(b)	when a Court sanctions a compromise or arrangement (other than in relation to Plc) pursuant to Part 5.1 of the Corporations Act; or

(c)	when the Company passes a resolution for voluntary winding up or if an order is made for the compulsory winding up of the Company.

Corporations Act means the Corporations Act 2001 (Cth).

Current Market Price means the volume weighted average price of Shares on the ASX over the 5 Business Days as shown on the Official List of the ASX commencing on the date on which Shares would otherwise have been Allocated to a Participant.

Dismissal means termination of a Participant’s employment with a Group Company for cause, including unlawful or serious misconduct, as determined by the Remuneration Committee in its absolute discretion.

Dividend Equivalent Payment means an amount to which a Participant becomes entitled under clause 7.3, which will be satisfied through the Allocation of Shares or payment of an equivalent cash amount.

Eligible Employee means an Employee whom the Remuneration Committee determines in its absolute discretion is to participate in the LTIP.

Employee means any person who is in full-time or part-time employment of a Group Company.

Long Term Incentive Plan

Expected Value means the anticipated value of the Performance Shares at the time of Award, taking into account all relevant factors including any entitlement to a Dividend Equivalent Payment under clause 7.3, as determined by the Remuneration Committee.

Financial Year means the financial year of the Company (being at the time of adoption of these Rules a period of 12 months starting on 1 July in one year and ending on 30 June in the following year).

Gross Salary means an Employee’s gross annual base salary as determined by the Remuneration Committee in its discretion.

Group means the Company and its Subsidiaries from time to time and a Group Company means any one of them.

Invitation means an invitation to an Eligible Employee made under clause 3.1.

Joint Electorate Action has the meaning given in the DLC Structure Sharing Agreement between the Company and Plc dated 29 June 2001.

Law means the laws of Australia and any applicable legislation of the jurisdiction in which an Eligible Employee is located at the time of receipt of an Invitation.

Listing Rules means the listing rules of the ASX as in force from time to time.

LTIP means the Long Term Incentive Plan of the Company as established under these Rules.

Market Value means the market value of a Share on the relevant date as determined by the Remuneration Committee in its discretion, but will not be less than the volume weighted average price of Shares over the 5 Business Days immediately prior to the relevant date and as shown on the Official List of the ASX. The calculation of the Market Value must not occur at any time when the Group is in a Close Period.

Participant means an Eligible Employee who accepts an Invitation and to whom an Award is made under the LTIP.

Performance Hurdle means a condition set by the Remuneration Committee under clause 4.

Performance Share means an option or a conditional right to acquire a Share on the terms set out in the LTIP and a Participant’s Invitation.

Performance Year means the Financial Year in respect of which Performance Shares are Awarded.

Plc means BHP Billiton Plc, a company incorporated in England and Wales with registered number 3196209, whose registered office is at Neathouse Place, London SW1V 1BH, England.

Plc Group means Plc and its subsidiaries from time to time as determined in accordance with English law and Plc Group Company means any one of them.

Post Cessation Covenant means, in respect of a Participant:

(a)	a restriction or undertaking owed to the Group or a Group Company in connection with the Participant’s former employment; or

Long Term Incentive Plan

(b)	any compromise or contractual arrangement in relation to the cessation of the Participant’s former employment with the Group.

Pro Rata means a calculation in accordance with the following formula and rounded down to the nearest whole number of Performance Shares:

RP = PS x M.D ÷ 60

where:

(a)	RP is the number of Performance Shares retained by the Participant;

(b)	PS is the number of Performance Shares Awarded to the Participant in a Performance Year;

(c)	M, in any vesting period, is the number of full months that have passed since the beginning of the vesting period during which the Participant has been employed by a Group Company; and

(d)	D is the proportion of days that have passed in the month that employment ceases (that is, the number of days passed divided by the total number of days in that calendar month).

Remuneration Committee means the Remuneration Committee of the Board as constituted from time to time, or its delegate.

Rules means the terms and conditions set out in this document as amended from time to time.

Securities Dealing Code means the Company’s Securities Dealing Group Level Document, as amended from time to time.

Security Interest means a mortgage, charge, pledge, lien or other encumbrance of any nature.

Shares means fully paid ordinary shares in the capital of the Company.

Subsidiary means a body corporate which is a subsidiary of the Company within the meaning of section 9 of the Corporations Act.

Tax includes any tax, levy, impost, deduction, charge, rate, contribution, duty or withholding which is assessed (or deemed to be assessed), levied, imposed or made by any government or any governmental, semi-governmental or judicial entity or authority together with any interest, penalty, fine, charge, fee or other amount assessed (or deemed to be assessed), levied, imposed or made on or in respect of any or all of the foregoing.

Trustee means the trustee or trustees for the time being of any employee share ownership scheme or plan trust established by the Company, the beneficiaries of which include the Participants.

2.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

(a)	The singular includes the plural and conversely.

Long Term Incentive Plan

(b)	A gender includes all genders.

(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(e)	A reference to a clause is to a clause of the Rules.

(f)	A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by the Rules.

(g)

A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

(h)	A reference to conduct includes any omission and any statement or undertaking, whether or not in writing.

(i)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(j)	Mentioning anything after include, includes or including does not limit what else might be included.

3.	Invitation to participate

3.1	Invitations

(a)

The Remuneration Committee may in its absolute discretion issue or cause to be issued Invitations on behalf of the Company to Eligible Employees. That Invitation will be in such form as the Remuneration Committee determines from time to time and will include the following minimum information:

(i)	the date of the Invitation;

(ii)	the name of the Eligible Employee to whom the Invitation is made;

(iii)	the number of Performance Shares being offered, or the method by which the number will be calculated;

(iv)	whether the Performance Shares are in the form of options or conditional rights;

(v)	the Performance Hurdle(s) and any other conditions of vesting determined by the Remuneration Committee;

(vi)	the period or periods during which the Performance Shares may vest;

(vii)	the exercise price for a Performance Share granted as an option;

(viii)	the period(s) in which a Performance Share granted as an option may be exercised;

(ix)	the circumstances in which Performance Shares may lapse;

Long Term Incentive Plan

(x)	whether the Performance Shares carry an entitlement to a Dividend Equivalent Payment;

(xi)	the circumstances in which Shares Allocated to the Participant may be forfeited; and

(xii)	any restrictions (including the period of restriction) on dealing in relation to a Share Allocated to the Participant.

(b)	Invitations may be made by the Remuneration Committee on a differential basis to different Eligible Employees.

(c)

The maximum number of Performance Shares that may be Awarded to a Participant in any Performance Year is the number achieved by multiplying the Participant’s Gross Salary by two and dividing that amount by the Expected Value.

3.2	Acceptance of Invitation

(a)	Acceptance of an Invitation must be made in accordance with the instructions that accompany the Invitation, or in any other way the Remuneration Committee determines.

(b)

The Remuneration Committee may at any time up until the Award of Performance Shares refuse the participation of an Eligible Employee where that Eligible Employee ceases to satisfy any relevant conditions imposed by the Remuneration Committee.

(c)

Nothing limits the Remuneration Committee’s ability to treat the conduct of an Eligible Employee in respect of an Invitation (including the failure of an Eligible Employee to lodge an election not to participate within the time specified in the instructions accompanying the Invitation) as valid acceptance of that Invitation under these Rules.

4.	Performance Hurdles

(a)	The Remuneration Committee will make each Award of Performance Shares subject to one or more Performance Hurdles, and may impose other conditions of vesting in its absolute discretion.

(b)

Notwithstanding that a Performance Hurdle and any other conditions of vesting (as advised to the Participant) have been satisfied, the Remuneration Committee may in its absolute discretion determine that, having regard to:

(i)	the personal performance of a Participant;

(ii)	the performance of the division or function in which the Participant is employed or for which they have accountability, or which is relevant in relation to the Participant’s role;

(iii)	the performance of the Group and the Plc Group; or

Long Term Incentive Plan

(iv)

any other factor (relating to such other different consideration or criteria) which the Remuneration Committee reasonably determines to be appropriate to take into account in relation to the Participant’s Award, vesting of some or all of the Performance Shares is not justifiable or supportable, in which case the Remuneration Committee may determine that all or some of the Performance Shares which would otherwise have vested will not vest and will instead lapse.

5.	Performance Shares

5.1	Award of Performance Shares

(a)	The Company will Award to each Participant the number of Performance Shares set out in the Invitation.

(b)	In the normal course, Awards may only be made within 42 days starting on any of the following:

(i)	the date of shareholder approval of a grant of Performance Shares;

(ii)	the day after the announcement of the Company’s results for any period;

(iii)	the date of the Company’s annual general meeting or any special general meeting; or

(iv)

any day on which the Remuneration Committee determines that exceptional circumstances exist which justify the Award of Performance Shares and which may include but is not limited to changes to the legislation or regulations materially affecting the LTIP, an executive recruitment or the lifting of dealing restrictions preventing the making of an Award in the normal course.

(c)	A Participant will not pay anything for the Award of Performance Shares.

5.2	Vesting of Performance Shares

(a)	Subject to these Rules, a Performance Share will only vest where and to the extent that:

(i)	the Performance Hurdles have been satisfied;

(ii)	any additional terms specified in the Invitation pursuant to clause 3.1 have been satisfied; and

(iii)	the Remuneration Committee makes a determination not to exercise its discretion to lapse some or all of the Performance Shares under clause 4(b).

(b)

If the vesting of a Performance Share would arise in a period where dealings by a Participant would be prohibited, vesting will be delayed until such time as dealings are permitted. For the avoidance of doubt, the Remuneration Committee may determine that vesting will be delayed only in relation to the affected Participant or in relation to some or all of Participants who hold Performance Shares under the LTIP (irrespective of whether they are subject to the dealing restriction).

Long Term Incentive Plan

5.3	Exercise of Performance Shares

(a)	Performance Shares may only be exercised (where applicable) to the extent they have vested.

(b)	Notwithstanding any other provision of these Rules, no Performance Share will be exercisable for a period which is greater than 10 years from the date of the Award of the Performance Share.

5.4	Satisfaction of entitlements

(a)	Subject to clause 5.4(b), the vesting or exercise (as applicable) of a Performance Share will be satisfied by the Company, at the Remuneration Committee’s discretion, either:

(i)	Allocating a Share to the Participant; or

(ii)	making a cash payment in lieu of an Allocation of Shares, and delivering any Dividend Equivalent Payment that a Participant becomes entitled to under clause 7.3.

(b)

The Remuneration Committee may determine, prior to making an Award, that the vesting or exercise (as applicable) of Performance Shares will only be satisfied through an Allocation of Shares to the Participant.

(c)

Where the Remuneration Committee exercises its discretion under clause 5.4(a) to make a cash payment to a Participant in lieu of an Allocation of Shares, the Company must pay to the Participant an amount (in any currency determined by the Remuneration Committee in its absolute discretion) equivalent to the value of Performance Shares that have vested or been exercised (as applicable).

(d)

The amount of the cash payment referred to in clause 5.4(c) will be calculated by multiplying the number of Performance Shares that have vested or been exercised (as applicable) by the Current Market Price (less any exercise price where applicable).

6.	Restrictions on dealing

6.1	Prohibited dealings

(a)	Any dealing in respect of a Performance Share between Award and vesting is prohibited unless the dealing:

(i)	is with the consent of the Remuneration Committee; or

(ii)	occurs by force of law upon death to the Participant’s legal personal representative or upon bankruptcy to the Participant’s trustee in bankruptcy.

Long Term Incentive Plan

(b)	Unless the Remuneration Committee determines otherwise, where a Participant deals with a Performance Share in contravention of clause 6.1(a), the Performance Share will lapse.

6.2	Security Interest

Subject to clause 6.3(c), Participants will not grant any Security Interest in or over or otherwise dispose of or deal with any Performance Shares or any interest in them until the relevant Shares are Allocated to that Participant, and any such Security Interest or disposal or dealing will not be recognised in any manner by the Company.

6.3	Additional restrictions on dealing

(a)	The Remuneration Committee may at its discretion impose restrictions on dealing in respect of any Shares that are Allocated upon vesting or exercise of a Performance Share.

(b)	The Remuneration Committee may implement any procedure it considers appropriate to enforce the restrictions under this clause 6.3.

(c)

The Remuneration Committee may, in any circumstances and from time to time, on request from a Participant, approve at its discretion the release of a Participant’s Performance Shares or Shares from any restriction.

6.4	Securities Dealing Code

All Awards of Performance Shares, vesting of Performance Shares, any exercise of Performance Shares and all Allocations of Shares pursuant to these Rules must be in accordance with, and will be subject to, the Securities Dealing Code.

7.	Other provisions

7.1	New issues

A Performance Share does not confer on a Participant the right to participate in new issues of Shares by the Company, including by way of bonus issue, rights issue or otherwise.

7.2	Lapse

All Performance Shares which have not been exercised at the expiry of the relevant exercise period will lapse. If more than one such period applies, then the provision which results in the earliest lapse will prevail.

7.3	Dividend Equivalent Payment

(a)

The Remuneration Committee may determine at the time an Invitation is made that a Participant who becomes entitled under clause 5.4(a) to receive an Allocation of Shares (or equivalent cash amount) following vesting or exercise of Performance Shares will also be entitled to receive a Dividend Equivalent Payment.

(b)	The Market Value of the Dividend Equivalent Payment:

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(i)

will be approximately equal to the amount of dividends that would have been payable to a Participant had he or she been the owner of the Shares referred to in clause 7.3(a) from the first day of the Financial Year in which the Performance Shares are Awarded (excluding any dividends actually paid in respect of those Shares after their Allocation to the Participant); and

(ii)	will not be grossed up or otherwise adjusted to account for any Tax consequences which would have applied if the Participant had actually been paid a dividend.

(c)

The Dividend Equivalent Payment will be delivered to the Participant as soon as reasonably practicable following the Allocation of the Shares (or payment of an equivalent cash amount) referred to in clause 7.3(a).

8.	Leaver Provisions

8.1	Resignation and Dismissal

(a)	Where a Participant leaves the employment of a Group Company because of resignation or Dismissal, then the Participant’s unvested Performance Shares will lapse.

(b)

Any Performance Shares which had vested but not been exercised at the time of the resignation or Dismissal will not lapse and will remain exercisable for the remainder of the exercise period applying to those Performance Shares, unless the Remuneration Committee determines that they should lapse with effect from the date the Participant ceases employment or such other date determined by the Remuneration Committee.

8.2	Death, illness or disablement

Where a Participant leaves the employment of a Group Company due to:

(a)	death;

(b)	serious injury, disability or illness that prohibits continued employment; or

(c)	total and permanent disablement,

then all of the Participant’s unvested Performance Shares will immediately vest and, where applicable, become exercisable.

8.3	Other Leavers

(a)

If a Participant leaves the employment of a Group Company for any reason other than as specified in clauses 8.1 or 8.2 and the Remuneration Committee does not determine otherwise under clause 8.3(b), a Pro Rata portion of the Participant’s Performance Shares will continue to be held by the Participant subject to these Rules and the relevant conditions advised to the Participant, notwithstanding the cessation of the Participant’s employment.

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(b)	The Remuneration Committee may determine at any time up to 60 days after the Participant ceases employment, that some or all of a Participant’s Performance Shares, as applicable:

(i)	lapse; and/or

(ii)	are, in the case of vested but unexercised Performance Shares, only exercisable for a prescribed period and will otherwise lapse,

with effect from the date of the Participant ceasing employment or such other date specified by the Remuneration Committee.

(c)	Where this clause 8.3 applies, any Performance Shares held by the Participant that would otherwise become eligible for vesting under clause 5.2 will be suspended until the earlier of:

(i)	the Remuneration Committee notifying the Participant that it has either exercised, or decided not to exercise, its discretion under clause 8.3(b); or

(ii)	the expiry of the 60-day period specified in clause 8.3(b).

8.4	Post cessation discretion

Notwithstanding anything else in this rule 8 or any other provision of these Rules, where:

(a)	a Participant who has ceased to be employed by a Group Company continues to hold Performance Shares which are unvested; and

(b)	the Remuneration Committee determines in good faith that:

(i)	the Participant has breached a Post Cessation Covenant;

(ii)	the Participant commences employment with a Competitor at any time prior to the Performance Shares vesting; or

(iii)

a change in the Participant’s circumstances since he or she ceased to be employed by a Group Company mean it is no longer appropriate for the Participant to retain his or her unvested Performance Shares, the Remuneration Committee may in its absolute discretion determine that some or all of such unvested Performance Shares will lapse with immediate effect.

8.5	Global Mobility

Where a Participant transfers employment to a Plc Group Company or any other company in which either the Company or Plc or both have an interest and which the Remuneration Committee designates for this purpose (Connected Company), the Participant will, unless the Remuneration Committee determines otherwise:

(a)

not be treated for the purposes of the LTIP as leaving the employment of a Group Company until he or she is no longer employed by a Group Company, Plc, a subsidiary of Plc or the Connected Company; and

(b)	maintain any unvested or unexercised Performance Shares Awarded under the LTIP and remain eligible to receive an Award in respect of the current Performance Year in accordance with the LTIP.

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8.6	Amounts owing by Participants

Where a Participant owes any amount or amounts a Group Company or a Plc Group Company, including without limitation the outstanding balance of any loan account, any overpayment of holiday pay or wages, or any loss suffered by a Group Company or Plc Group Company as a result of any breach of contract, statutory duty or tort committed by the Participant, the Remuneration Committee may, in respect of any Performance Shares Awarded to the Participant:

(a)	prevent the exercise of some or all of the Performance Shares;

(b)	determine that some or all of the Performance Shares lapse; or

(c)	reduce the number of Performance Shares which vest,

to take into account of and in settlement of any such amounts.

9.	Preventing inappropriate benefits

(a)	If, in the opinion of the Remuneration Committee:

(i)	an Eligible Employee or Participant acts fraudulently or dishonestly or is in material breach of his or her obligations to any Group Company (or a Plc Group Company);

(ii)	the Company becomes aware of a material misstatement or omission in the financial statements in relation to a Group Company (or a Plc Group Company); or

(iii)	any circumstances occur that the Remuneration Committee determines in good faith to have resulted in an unfair benefit to the Participant,

then the Remuneration Committee may, in its absolute discretion, determine that:

(iv)	some or all the Participant’s Performance Shares will lapse;

(v)	some or all of the Shares that were Allocated under the LTIP which are held by, or on behalf of, the Participant, will be forfeited; and/or

(vi)

a Participant be required to reimburse a Group Company all or part of the cash already paid to the Participant under the LTIP or repay all or part of the net proceeds of the sale of any Shares Allocated under the LTIP.

(b)

Without limiting clause 9(a), where a Participant has received or may receive remuneration (whether under the LTIP or otherwise) and the Remuneration Committee determines in good faith that, in order to ensure that no inappropriate benefit is obtained by the Participant:

(i)	the remuneration should be reduced by an amount; or

(ii)	an amount of the remuneration should be repaid,

the Remuneration Committee may, subject to applicable laws, determine any treatment in relation to one or more of:

(iii)	the Participant’s Performance Shares;

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(iv)	Shares Allocated to the Participant under the LTIP; or

(v)	cash received by the Participant in connection with the LTIP (including the proceeds of sale of a Share Allocated under the LTIP),

in order to offset the relevant amount.

(c)	Nothing in this clause 9 limits the ability of the Remuneration Committee and a Participant to agree to different or additional forfeiture, repayment or offset arrangements.

(d)	The Remuneration Committee’s decision under this clause 9 will be final and binding.

10.	Forfeiture

(a)

Where Shares are forfeited in accordance with these Rules and the Shares are held by the Participant, the Participant is deemed to have agreed to dispose of his or her legal and/or beneficial interest (as appropriate) in such Shares for no consideration and the Shares will be transferred into the name of the Company’s nominee.

(b)

Where Shares are forfeited in accordance with these Rules and the Shares are held by a trustee, the Participant’s rights in the Shares will be extinguished for no consideration and the Remuneration Committee may, at any time in the future, direct the trustee to hold the Shares for the benefit of a different or new Participant (and, pending such direction, the Shares shall comprise general trust property).

(c)	Where Shares are forfeited pursuant to these Rules, the Company will repay to the Participant any exercise price paid in relation to those Shares by the Participant.

11.	Takeover, Reconstruction and Winding Up

Upon a Control Event occurring, then:

(a)	all Shares held by a Participant under the LTIP which are subject to a dealing restriction pursuant to clause 6 will be released; and

(b)	unvested Performance Shares will either, at the determination of the Remuneration Committee:

(i)

be Pro Rated and vest to the extent to which the Remuneration Committee determines appropriate having regard to performance against the applicable Performance Hurdles up to the date of the Control Event and expectations regarding future performance. Any Performance Shares that vest will, where applicable, become exercisable for a period of six months or such shorter window period determined by the Remuneration Committee in its discretion. Those Performance Shares that do not vest, or are not exercised within the prescribed period, will lapse; or

(ii)

lapse or be cancelled if the Remuneration Committee determines in its absolute discretion that a term of the Control Event is that holders of those Performance Shares will participate in an acceptable alternative employee share incentive scheme which is reasonably acceptable to the Remuneration Committee in its absolute discretion.

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12.	Variation of Awards

12.1	Adjustments

Subject to all applicable laws and the Listing Rules, the Remuneration Committee may make such adjustments as it considers appropriate, if any, to one or more of the following:

(a)	the number of Shares subject to any Performance Share;

(b)	the exercise price for a Performance Share;

(c)	where a Performance Share has been exercised but no Shares have been Allocated following the exercise (and no equivalent cash amount paid), the number of Shares which may be Allocated; or

(d)	the terms of a Performance Hurdle,

in the event of any of the circumstances set out in clause 12.2 below.

12.2	Circumstances

The circumstances in which the Remuneration Committee may make the adjustments under clause 12.1 are:

(a)

if there are certain variations in the share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or other distribution in specie; or

(b)

in relation to a Performance Hurdle, other events not in the ordinary course (and not related solely to the performance of the Group) which cause the Remuneration Committee to consider that the original terms of the Performance Hurdle are no longer measurable, meaningful and/or likely to incentivise Participants appropriately, provided that the varied Performance Hurdle is no less difficult to satisfy than the original Performance Hurdle as at the time the Award was made.

12.3	Notice of Variation

As soon as reasonably practicable after making any adjustment under clause 12.1, the Remuneration Committee will give notice in writing of the adjustment to any Participant affected by it.

13.	Administration of the LTIP

(a)	The LTIP will be administered by the Remuneration Committee. The Remuneration Committee will have power to:

(i)

delegate the exercise of its powers or discretions arising under the LTIP to any one or more persons (including, but not restricted to, a sub-committee of the Remuneration Committee) for such period and on such conditions as the Remuneration Committee may determine;

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(ii)

decide on appropriate procedures for administering the LTIP, including the forms and notices to be issued under the LTIP, and appoint or engage specialist service providers for the operation and administration of the LTIP;

(iii)

resolve conclusively all questions of fact or interpretation concerning the LTIP and these Rules and any dispute of any kind that arises under the LTIP, and the decision of the Remuneration Committee is final and binding upon all persons; and

(iv)	waive any breach of a provision of the LTIP.

(b)

The LTIP may be administered in conjunction with an employee share ownership scheme or plan trust and for these purposes the Company may Allocate Shares or grant options to the Trustee to facilitate the awards made under the LTIP.

(c)

Where the Remuneration Committee is required to make a determination or is entitled to exercise discretion in respect of the LTIP, that determination or discretion shall be exercised reasonably and in good faith.

14.	Amendments

14.1	Amendments to LTIP

(a)	The Board, on advice from the Remuneration Committee, may at any time and from time to time by resolution alter the LTIP subject to the provisions of this clause 14.

(b)

The Board may create sub-schemes based on the terms and conditions set out in the LTIP to apply to Eligible Employees employed in, resident in, or who are citizens of, countries other than Australia in order to take account of securities, exchange control, taxation or employment laws or regulations, or similar factors, in countries in which the LTIP is to be implemented, provided that:

(i)	the basis on which Eligible Employees may participate in such sub- schemes shall not be materially more favourable overall than the terms of participation in this LTIP; and

(ii)	the limits set out in clause 15 will apply to Awards made under the sub-scheme.

14.2	Shareholder approval

(a)	Subject to clauses 14.4 and 14.5, any alteration to the LTIP which is to the material advantage of Participants or Eligible Employees and which amends: (i) the definition of “Eligible Employee”;

(i)	the definition of “Eligible Employee”;

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(ii)	any limit on benefits or any category of benefit that may be granted under the LTIP to any one Participant or the overall limit specified in clause 15 below;

(iii)	the basis for determining a Participant’s entitlements to, and the material terms of, Awards of Performance Shares;

(iv)	the provisions relating to the variation of Awards under clause 12; or

(v)	the terms of this clause 14.2,

will require the prior approval by ordinary resolution of the members of the Company and Plc as a Joint Electorate Action, provided that this does not relate to the creation of sub-schemes in accordance with clause 14.1.

(b)

For the avoidance of doubt, an ordinary resolution of the members of the Company and Plc as a Joint Electorate Action which approves a directors’ remuneration policy report in accordance with section 439A of the Companies Act 2006 will be deemed to constitute approval for the purposes of clause 14.2 in respect of any alterations to the LTIP required to effect such directors’ remuneration policy report.

14.3	Power of amendment – limitations

Subject to clauses 14.4 and 14.5, no change may be made that would adversely affect any of the subsisting rights of a Participant in relation to Performance Shares that have been Awarded except with the approval of at least 50% of the Participants holding Performance Shares affected by the change.

14.4	Alterations

(a)

Clause 14.2 and 14.3 will not apply to any deletions, amendments or additions to the LTIP to benefit the administration of the LTIP, or which the Remuneration Committee considers necessary or desirable to take account of a change in legislation, exchange control, securities laws or other regulatory requirement or to obtain or maintain favourable tax treatment for Participants or any Group Company, provided such deletions, amendments or additions do not affect the basic principles of the LTIP.

(b)

For the avoidance of doubt, any exercise by the Remuneration Committee of a discretion contemplated by these Rules or the terms of an Invitation will not constitute an amendment pursuant to this clause 14.

14.5	Listing Rules

(a)	Any amendment to the LTIP is subject to any restrictions or procedural requirements relating to the amendment of the rules of an employee incentive scheme imposed by the Listing Rules.

(b)

Clauses 14.2 and 14.3 will not apply in respect of any amendments to the LTIP that reflect changes to the Listing Rules or the listing rules of the UK Listing Authority relating to the amendment of the rules of an employee incentive scheme.

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15.	Issue limitations

15.1	10% in 10 years

The number of Shares which may be issued in settlement of Awards under the LTIP on any day must not exceed 10% of the combined issued ordinary share capital of the Company and Plc immediately before that day, when added to the total number of Shares and Plc shares which have been issued in the previous 10 years under the LTIP and any other employee share scheme operated by the Company or Plc.

15.2	5% in 10 years

The number of Shares which may be issued in settlement of Awards under the LTIP on any day must not exceed 5% of the combined issued ordinary share capital of the Company and Plc immediately before that day, when added to the total number of Shares and Plc shares which have been issued in the previous 10 years under the LTIP and any other discretionary share scheme adopted by the Company or Plc. This limit may be exceeded where vesting is dependent on the achievement of stretching performance criteria.

15.3	Exclusions and inclusions

For the purpose of the limits in this clause 15:

(a)	where the right to acquire Shares is released or lapses without vesting or being exercised, the Shares concerned are ignored when calculating the limits in this clause 15;

(b)	Shares delivered from treasury will be treated as newly issued; and

(c)	Shares that are issued to any employee benefit trust for the purpose of settlement of Awards shall be counted as newly issued.

16.	No interest or right until Award, vesting or exercise

(a)	An Eligible Employee has no entitlement to be Awarded any Performance Shares unless and until such Performance Shares are Awarded.

(b)	Unless and until Shares are Allocated to a Participant following vesting or exercise (as applicable), the Participant has no interest in those Shares.

17.	Ranking and Listing

(a)

All Shares Allocated to a Participant under this LTIP will, from the date of Allocation, rank equally with all other issued Shares. If necessary, the Company will apply for official quotation of these shares on each stock exchange on which Shares are quoted.

(b)	None of the Performance Shares will be listed for quotation on any stock exchange.

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18.	Law, Listing Rules and the Constitution

The LTIP and all offers and Awards of Performance Shares and Allocations of Shares under the LTIP are subject to the Law, the Listing Rules and the Constitution, each as in force from time to time.

19.	Rights of Participants

Nothing in this LTIP or participation in the LTIP:

(a)	confers on any Eligible Employee or Participant the right to continue as an employee of any Group Company;

(b)	confers on any Employee the right to become or remain an Eligible Employee or Participant or to participate under the LTIP;

(c)	will be taken into account in determining a Participant’s salary or remuneration for the purposes of superannuation or other pension arrangements;

(d)	affects the rights and obligations of any Eligible Employee or Participant under the terms of their office or employment with any Group Company;

(e)

affects any rights which a Group Company may have to terminate the employment of an Eligible Employee or Participant or will be taken into account in determining an Eligible Employee’s or Participant’s termination or severance pay;

(f)	may be used to increase damages in any action brought against any Group Company in respect of any such termination; and

(g)

confers any responsibility or liability on any Group Company or its directors, officers, employees, representatives or agents in respect of any taxation liabilities of the Eligible Employee or Participant.

20.	Termination and suspension

(a)	Awards under this LTIP may only be made for a period of 10 years commencing on the date on which the LTIP is approved by the Company’s shareholders.

(b)

The Remuneration Committee may at any time, and at its complete discretion, suspend or terminate the LTIP without notice to Participants. The suspension or termination of the LTIP will not affect any existing Performance Shares Awarded under the LTIP and the terms of the LTIP will continue to apply to such Awards provided that, in the case of termination, all Shares then subject to a dealing restriction pursuant to clause 6 will be released from the restriction on the date of termination or on such other date specified by the Remuneration Committee.

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21.	General

21.1	Costs and Expenses

The Company will pay all expenses, costs and charges in relation to the establishment, implementation and administration of the LTIP, including all costs incurred in or associated with the issue or purchase of Shares (except for Taxes which are payable by Participants and the exercise or Award price (if any) for the Performance Shares) for the purposes of the LTIP. Each Group Company will, if required by the Remuneration Committee, reimburse the Company for any such costs and charges to the extent that they relate to its employees or former employees.

21.2	Withholding

(a)	If any person (not being the Participant) or their representative is obliged, or reasonably believes they have an obligation, as a result of or in connection with:

(i)	the Award, vesting or exercise of any Performance Shares;

(ii)	the payment of any cash payment (including under clauses 5.4 and 7.3); or

(iii)	the Allocation of Shares (including under clauses 5.4 and 7.3),

to account for income tax or employment taxes under any wage, withholding or other arrangements or for any other tax, social security contributions or levy or charge of a similar nature (Tax Liability), then that person or their representative is entitled to, at their election:

(iv)	withhold such amounts and make such arrangements as it considers necessary; or

(v)	be reimbursed by the Participant,

for the amounts so paid or payable.

(b)

Where clause 21.2(a) applies, the Company is not obliged to pay the relevant amount or Allocate the relevant Shares to the Participant unless the relevant person or their representative is satisfied that arrangements have been made for withholding, payment or reimbursement of the Tax Liability. Those arrangements may include, without limitation, at the person’s or their representative’s election:

(i)	the Participant foregoing their entitlement to an equivalent number of Shares that would otherwise be Allocated to the Participant;

(ii)	a reduction in any amount that is otherwise payable to the Participant; or

(iii)

the sale, on behalf of the Participant, of Shares Allocated or otherwise to be Allocated to the Participant and where this happens, the Participant will also meet the costs of any such sale (e.g. stamp duty, brokerage, etc.) in addition to the Tax Liability.

(c)

The Remuneration Committee may require any Participant, as a condition of vesting or exercise of any Performance Shares, to enter into an agreement transferring any liability of any Group Company to social security contributions in respect of those Performance Shares.

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21.3	Appointment of agent

Each Participant appoints the company secretary of the Company (or any other officer of the Company authorised by the Remuneration Committee for this purpose) as his or her agent to do anything necessary to:

(a)	Allocate Shares to the Participant in accordance with these Rules;

(b)	effect a forfeiture of Shares in accordance with these Rules; and

(c)	execute transfers of Shares in accordance with these Rules.

21.4	Data protection

(a)

From time to time the personal data of a Participant will be collected, used, stored, transferred and otherwise processed in order to allow the Company and any other relevant Group Company to incentivise their officers and employees and to operate and administer the LTIP and to fulfil its or their obligations to the Participant under the LTIP, and for other purposes relating to or which may become related to the Participant’s office or employment, the operation of the LTIP or the business of the Group or to comply with legal obligations. Such processing will principally be for, but will not be limited to, personnel, administrative, financial, regulatory or payroll purposes as well as for the purposes of introducing and administering the LTIP.

(b)	The personal data to be processed as referred to in this clause 21.4 may be disclosed or transferred to, and/or processed by:

(1)	any professional advisors of any Group Company;

(2)	any revenue, regulatory or governmental authorities;

(3)

a trustee of an employee benefit trust established for the benefit of directors and/or employees of any Group Company; any registrars, brokers, payroll providers or other third party administrators (or similar) appointed in connection with any employee share or incentive plans operated by any Group Company; or any other person appointed (whether by the Participant or any Group Company) to act as nominee or custodian on behalf of (or provide a similar service to) the Participant;

(4)

subject to appropriate confidentiality undertakings, any prospective purchasers of, and/or any person who obtains control of or acquires, the Company or the whole or part of the business of the Group; or

(5)	any Group Company and officers, employees or agents of such Group Company.

(c)

To the extent that the processing of the personal data of a Participant is not subject to EU Regulation 2016/679, each Participant consents to the holding and processing of personal data as referred to in this clause 21.4.

(d)

Clause 21.4(c) shall not apply in respect of any Participant the processing of whose personal data is subject to EU Regulation 2016/679, and the legal grounds for the processing of the personal data of such Participant will (depending on the nature and purpose of any specific instance of processing) be one of:

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(i)	such processing being necessary for the purposes of the legitimate interests of the Company and each other Group Company in incentivising their officers and employees and operating the LTIP;

(ii)	such processing being necessary for the purposes of any relevant data controller in respect of such personal data complying with its legal obligations; and

(iii)	such processing being necessary for the performance of the contractual obligations arising under the LTIP.

The collection and processing of such personal data for such purposes is a contractual requirement of participation in the LTIP. Details in relation to the processing of such personal data referred to in this clause 21.4(d), and of the Participant’s rights in connection with such processing, are available in the Global Employee Privacy Notice (or any similar provisions of any employee privacy policy or employee handbook) operated from time to time by any Group Company in respect of such Participant, and any such Participant may obtain such notice or policy from their employing company. In this clause 21.4(d), “personal data” and “data controller” each have the meaning given in EU Regulation 2016/679.

21.5	Error in Allocation

(a)

If any Performance Share is provided under this LTIP in error or by mistake to a person (Mistaken Recipient) who is not the intended recipient, the Mistaken Recipient shall have no right or interest, and shall be taken never to have had any right or interest in that Performance Share and those Performance Shares will immediately lapse.

(b)

If any cash payment is paid under this LTIP in error or by mistake to a person who is not the intended recipient (Mistaken Recipient), the Mistaken Recipient shall have no right to retain that cash payment and the Company may take whatever steps it deems reasonably necessary to seek repayment of that cash payment.

21.6	Dispute

Any disputes or differences of any nature arising under the LTIP will be referred to the Remuneration Committee and its decision will be final and binding in all respects.

21.7	Notices

Any notice or other communication under or in connection with the LTIP may be given by personal delivery or by sending it by post or fax or email, in the case of a company to its registered office (or any other address notified by that company from time to time (Notified Address)) or the fax number (if any) of that registered office (or Notified Address), and in the case of an individual to their last known address, fax number, email address or, if they are a director or employee of a Group Company, either to their last known address, fax number or to the address of the place of business at which they carry out all or most of their duties, or to the fax number or email address relating to that address.

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21.8	Governing Law

This LTIP and the rights of Eligible Employees and Participants under the LTIP are governed by the laws in force in the State of Victoria, Australia.